Exhibit 14.1

                                 BIDVILLE, INC.

                                 CODE OF ETHICS
                                       FOR
                             CHIEF EXECUTIVE OFFICER
                          AND SENIOR FINANCIAL OFFICERS


      Bidville, Inc. (the "Company") has developed and adopted this Code of Ethics applicable to it and its subsidiaries' Chief Executive Officer, Chief Financial Officer, Controller and any other senior financial officer performing similar functions that has been identified by the Chief Executive Officer as performing such functions (collectively "Senior Officers"). The Company expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by the Company's Code of Business Conduct and other policies and procedures adopted by the Company that govern the conduct of employees. Consistent with this commitment, the Company's Senior Officers agree to the following:


      1. Senior Officers shall at all times conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

      2. Senior Officers shall be committed to full, fair, accurate, timely and understandable disclosure in (a) the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and (b) the Company's other communications with the public, including both written and oral disclosures, statements and presentations. It shall be the responsibility of each Senior Officer to promptly bring to the attention of the Company's Board of Directors or its Audit Committee any material information of which he or she may become aware that may render the disclosures made by the Company in its public filings or otherwise materially misleading, and to assist the Company's Board and Audit Committee in fulfilling their responsibilities.

      3. A Senior Officer shall perform his or her responsibilities and duties in such a manner as to ensure that periodic reports required to be filed with the SEC and other public communications made by the Company, including, but not limited to, press releases, contain information that is full, fair, accurate, timely and understandable.

      4. A Senior Officer shall comply with laws of federal, state and local governments applicable to the Company, and the rules and regulations of agencies having jurisdiction over the Company including, but not limited to, the laws pertaining to insider trading of Company securities.




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      5. A Senior Officer shall act in good faith, responsibly, with due care and diligence, without misrepresenting or omitting material facts or allowing his or her independent judgment to be compromised.

      6. A Senior Officer shall respect the confidentiality of information acquired in the course of the performance of his or her responsibilities, except when authorized or otherwise legally obligated to disclose such information. A Senior Officer shall not use confidential information acquired in the course of the performance of his or her responsibilities for improper personal advantage.

      7. A Senior Officer shall promptly bring to the attention of the Chief Executive Officer or, where he or she deems appropriate, to the Board or to the Audit Committee, any information he or she may have concerning any violation of the Company's Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.


      Each Senior Officer will be held accountable for adherence to this Code. Failure to observe the provisions of this Code may result in disciplinary action, up to and including termination of employment. Violations of this Code may also constitute violations of law and may result in civil and criminal penalties for the Senior Officer and/or the Company. No one will be subject to retaliation because of a good faith report of suspected misconduct. Persons may choose to remain anonymous in reporting any possible violation of this Code.

      The Company will waive application of the policies set forth in this Code only when circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Changes in and waivers of this Code may be made only by the Board of Directors or its Audit Committee and will be disclosed as required under applicable law and regulations.

      Each Senior Officer shall acknowledge and certify to the foregoing provisions of this Code annually and file a copy of such certification with the Company's Board of Directors and its Audit Committee.


Dated:
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                                                Signature


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